UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Bridgeway Funds, Inc.

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Bridgeway Funds
May 13, 2021
FAQ - Regarding approval of plan to “merge” Small-Cap Growth (BRSGX) into Small-Cap Value (BRSVX)

OVERVIEW
On May 13, 2021, the Bridgeway Funds’ Board approved a plan of reorganization to “merge” the Bridgeway Small-Cap Growth Fund (BRSGX) into the Bridgeway Small-Cap Value Fund (BRSVX). The Adviser recommended the reorganization and the Bridgeway Funds’ Board determined that the reorganization would be in the best interest of BRSGX, BRSVX and their shareholders.
Bridgeway has a longstanding reputation for acting in the best interest of shareholders, and this action is no exception. We hope the information provided to shareholders will assist them in voting affirmatively.  At this time, we cannot comment beyond what is publicly disclosed in the filings.  We encourage you to review the publicly available regulatory filings related to the mergers that are on file with the SEC and available on the SEC’s website.”

FAQ
Q: What is happening to the Bridgeway Small-Cap Growth Fund (BRSGX)?
A: At a meeting of the Bridgeway Funds’ Board of Directors held on May 13, 2021, the Board unanimously approved a Plan of Reorganization to merge BRSGX into the Bridgeway Small-Cap Value Fund (BRSVX).
Q: What will happen to my shares of BRSGX?
A: BRSGX shares will be converted into shares of BRSVX.
Q: When will the conversion take place?
A: The merger (conversion of shares) is expected to take effect on or around the end of the third quarter of 2021.
Q: Where can I learn more about the Funds and the changes taking place?
A: The Funds’ website is bridgewayfunds.com. Fund information can be found in the Fund Documents section of the website located here: https://bridgewayfunds.com/resources/fund-documents/
Q: Why is this merger taking place?
A: The Bridgeway Funds’ Board determined that the merger would be in the best interests of BRSGX, BRSVX, and their respective shareholders.  The effect of the merger will be that BRSGX shareholders would become shareholders of BRSVX.
Q: As a BRSGX shareholder, do I have a say in this merger? What happens next?

A: The merger will require the approval of the shareholders of BRSGX.  A special meeting of BRSGX shareholders is being called for that purpose.  BRSGX shareholders will receive proxy solicitation materials providing them with information about BRSVX and the merger plan.  If approved by shareholders of BRSGX, the merger is expected to take effect on or around the end of the third quarter of 2021.
Q: Can I redeem or exchange out of my BRSGX shares?
A: Yes, you can continue to redeem or exchange shares of BRSGX. Purchases may be restricted approximately one week prior to the merger.  Investors should check the Bridgeway Funds’ website (bridgewayfunds.com) for further information.

General Guidance for Media or Other Inquiries
Please direct all media inquiries to Bridgeway’s Director of Marketing and Communication, Tony Ledergerber (832-204-8218, tledergerber@bridgeway.com).